AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of this 16th day of December, 2016 between Western Asset
Worldwide Income Fund Inc. (the "Acquired Fund"), a Maryland corporation with its principal place of business at 620 Eighth
Avenue, 49th Floor, New York, New York 10018, and Western Asset Emerging Markets Debt Fund Inc. (the "Acquiring Fund"), a
Maryland corporation with its principal place of business at 620 Eighth Avenue, 49th Floor, New York, New York 10018.
      WHEREAS, each of the Acquired Fund and the Acquiring Fund
is a closed-end management investment company registered
pursuant to the Investment Company Act of 1940, as amended (the
"1940 Act");
      WHEREAS, it is intended that, for United States federal
income tax purposes (i) the transactions contemplated by this Agreement shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as
amended (the "Code"), and (ii) that the Agreement shall
constitute a "plan of reorganization" for purposes of the Code;
      WHEREAS, the reorganization will consist of the merger of
the Acquired Fund with and into the Acquiring Fund pursuant to the Maryland General Corporation Law ("MGCL") as provided
herein, and upon the terms and conditions hereinafter set forth in this Agreement;
      WHEREAS, the Acquired Fund currently owns securities that
are generally assets of the character in which the Acquiring
Fund is permitted to invest;
      WHEREAS, the Board of Directors of the Acquiring Fund (the "Acquiring Fund Board") has determined, with respect to the
Acquiring Fund, that the Merger (as hereinafter defined) is in the best interests of the Acquiring Fund and its stockholders and that the interests of the existing stockholders of the
Acquiring Fund will not be diluted as a result of this
transaction;
      WHEREAS, the Board of Directors of the Acquired Fund (the "Acquired Fund Board") has determined, with respect to the
Acquired Fund, that the Merger (as hereinafter defined) is in the best interests of the Acquired Fund and its stockholders and that the interests of the existing stockholders of the Acquired
Fund will not be diluted as a result of this transaction;
      NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:
      1.	BASIC TRANSACTION
      1.1	The Merger.  On and subject to the terms and
conditions of this Agreement, the Acquired Fund will merge with and into the Acquiring Fund (the "Merger") at the Effective Date
(as defined in paragraph 1.3 below) in accordance with the MGCL.
The Acquiring Fund shall be the surviving corporation and an investment company registered pursuant to the 1940 Act. The
Acquired Fund shall cease to exist as a separate corporation and an investment company.
      Each share of Acquired Fund's common stock, par value
$0.001 per share (the "Acquired Fund Common Stock"), issued and outstanding immediately prior to the Effective Date will be converted into an equivalent dollar amount (to the nearest one one-hundredth of one cent) of full shares of Acquiring Fund
Common Stock (as defined in paragraph 2.1(p)), based on the net asset value per share of each of the parties at 4:00 p.m.
Eastern Time on the Effective Date (the "Valuation Time"). No fractional shares of Acquiring Fund Common Stock will be issued to the holders of Acquired Fund Common Stock.  In lieu thereof, the Acquiring Fund will purchase all fractional shares of
Acquiring Fund Common Stock for cash at the current net asset value per share of the Acquiring Fund Common Stock for the
account of all holders of fractional interests, and each such holder will receive such holder's pro rata share of the proceeds of such purchase.  The Effective Date must be a day on which the
New York Stock Exchange is open for trading (a "Business Day").
      From and after the Effective Date, the Acquiring Fund shall possess all of the properties, assets, rights, privileges and powers and shall be subject to all of the restrictions,
liabilities, obligations, disabilities and duties of the
Acquired Fund (other than the investment objectives, policies, strategies or limitations of the Acquired Fund, whether fundamental or non-fundamental), all as provided under Maryland law.
      1.2	Actions at Closing.  At the closing of the
transactions contemplated by this Agreement (the "Closing") on the date thereof (the "Closing Date"), (i) the Acquired Fund will deliver to the Acquiring Fund the various certificates and documents referred to in Article 6 below, (ii) the Acquiring
Fund will deliver to the Acquired Fund the various certificates and documents referred to in Article 5 below, (iii) the Acquired
Fund will file with the State Department of Assessments and
Taxation of Maryland (the "Department") articles of merger (the "Articles of Merger") and make all other filings or recordings required by Maryland law in connection with the Merger.
      1.3	Effect of Merger.  Subject to the requisite approvals
of the stockholders of the Acquired Fund and the Acquiring Fund, and to the other terms and conditions described herein, the
Merger shall become effective at such time as the Articles of
Merger are accepted for record by the Department or at such
later time, not to exceed 30 days after such acceptance, as is specified in the Articles of Merger (the "Effective Date"), and
the separate corporate existence of the Acquired Fund shall
cease.  As promptly as practicable after the Merger, the
Acquired Fund shall delist the Acquired Fund Common Stock from the New York Stock Exchange ("NYSE") and its registration under the 1940 Act shall be terminated.  Any reporting responsibility of the Acquired Fund is, and shall remain, the responsibility of the Acquired Fund up to and including the Effective Date.
      2.	REPRESENTATIONS AND WARRANTIES
      2.1	Representations and Warranties of the Acquiring Fund.
The Acquiring Fund represents and warrants to the Acquired Fund that the statements contained in this paragraph 2.1 are correct and complete in all material respects as of the execution of this Agreement on the date hereof.  The Acquiring Fund
represents and warrants to, and agrees with, the Acquired Fund that:
      (a)	The Acquiring Fund is a corporation duly organized,
validly existing under the laws of the State of Maryland and is in good standing with the Department, and has the power to own all of its assets and to carry on its business as it is now
being conducted and to carry out this Agreement.
      (b)	The Acquiring Fund is duly registered under the 1940
Act as a non-diversified, closed-end management investment
company (File No. 811-21343) and such registration has not been revoked or rescinded and is in full force and effect. The
Acquiring Fund is qualified as a foreign corporation in every jurisdiction where required, except to the extent that failure to so qualify would not have a material adverse effect on the
Acquiring Fund.
      (c)	No consent, approval, authorization or order of any
court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except (i) such as have been obtained or applied for under the Securities Act of 1933, as amended (the "1933 Act"), the
Securities Exchange Act of 1934, as amended (the "1934 Act"), and the 1940 Act, (ii) such as may be required by state
securities laws and (iii) such as may be required under Maryland law for the acceptance for record of the Articles of Merger by the Department.
      (d)	The Acquiring Fund is not, and the execution, delivery
and performance of this Agreement by the Acquiring Fund will not result, in violation of the laws of the State of Maryland or of the charter of the Acquiring Fund (the "Acquiring Fund Charter")
or the Bylaws, as amended (the "Acquiring Fund Bylaws"), of the Acquiring Fund, or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which it is bound, and the execution, delivery and performance of this Agreement by the
Acquiring Fund will not result in the acceleration of any
obligation, or the imposition of any penalty, under any
agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquiring Fund is a party or by which it is bound.
      (e)	The Acquiring Fund has been furnished with the
Acquired Fund's (i) Annual Report to Stockholders for the year ended December 31, 2015 and (ii) Semi-Annual Report to
Stockholders for the six-month period ended June 30, 2016.
      (f)	The Acquired Fund has been furnished with the
Acquiring Fund's (i) Annual Report to Stockholders for the year ended December 31, 2015 and (ii) Semi-Annual Report to
Stockholders for the six-month period ended June 30, 2016.
      (g)	The Acquiring Fund has full power and authority to
enter into and perform its obligations under this Agreement.
The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of the Acquiring
Fund Board, and, subject to stockholder approval, this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto.
      (h)	No material litigation or administrative proceeding or
investigation of or before any court or governmental body is presently pending (in which service of process has been
received) or to its knowledge threatened against the Acquiring
Fund or any properties or assets held by it.  The Acquiring Fund knows of no facts that might form the basis for the institution of such proceedings which would materially and adversely affect its business and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.
      (i)	There are no material contracts outstanding to which
the Acquiring Fund is a party that have not been disclosed in the Registration Statement (as defined in paragraph 2.1(n)
below) or will not be otherwise disclosed to the Acquired Fund prior to the Effective Date.
      (j)	Since June 30, 2016, there has not been any material
adverse change in the Acquiring Fund's financial condition,
assets, liabilities or business and the Acquiring Fund has no known liabilities of a material amount, contingent or otherwise, required to be disclosed in a balance sheet with GAAP other than those shown on the Acquiring Fund's statements of assets,
liabilities and capital referred to above, those incurred in the ordinary course of its business as an investment company since
June 30, 2016, and those incurred in connection with the Merger.
Prior to the Effective Date, the Acquiring Fund will advise the Acquired Fund in writing of all known liabilities, contingent or otherwise, whether or not incurred in the ordinary course of business, existing or accrued.  For purposes of this paragraph
2.1(j), a decline in net asset value per share of the Acquiring
Fund due to declines in market values of securities in the
Acquiring Fund's portfolio or the discharge of the Acquiring
Fund liabilities will not constitute a material adverse change.
      (k)	All material federal and other tax returns and
information reports of the Acquiring Fund required by law to have been filed shall have been timely filed (including any extensions) and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and, to the best of the Acquiring Fund's knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns.  All tax liabilities of the Acquiring
Fund have been adequately provided for on its books, and no tax deficiency or liability of the Acquiring Fund has been asserted and no question with respect thereto has been raised by the
Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, up to and including the taxable year in which the Effective Date occurs.
      (l)	The Acquiring Fund has elected to be treated as a
regulated investment company (a "RIC") for U.S. federal income tax purposes and for each taxable year of its operation, the
Acquiring Fund has met the requirements of Subchapter M of the
Code for qualification as a RIC and has been eligible to and has computed its federal income tax under Section 852 of the Code.
The Acquiring Fund intends to continue to meet such requirements and to so compute its federal income tax for each subsequent taxable year.
      (m)	The Acquiring Fund has not taken any action and does
not know of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a
reorganization within the meaning of Section 368(a) of the Code.
      (n)	The registration statement has been filed with the
Securities and Exchange Commission (the "SEC") by the Acquiring
Fund on Form N-14 relating to the Acquiring Fund Common Stock to be issued pursuant to this Agreement, and any supplement or
amendment thereto or to the documents therein (as amended, the "Registration Statement"), on the effective date of the
Registration Statement, at the time of the stockholders' meeting referred to in Article 4 of this Agreement and at the Effective
Date, insofar as it relates to the Acquiring Fund (i) shall have complied or will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and
the rules and regulations thereunder and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or
necessary to make the statements therein not misleading; and the prospectus included therein did not or will not contain any untrue statement of a material fact or omit to state any
material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this paragraph 2.1(n) shall not apply to statements in, or
omissions from, the Registration Statement made in reliance upon and in conformity with information furnished by the Acquired
Fund for use in the Registration Statement.
      (o)	All issued and outstanding shares of Acquiring Fund
Common Stock (i) have been offered and sold in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws, (ii) are, and on the
Effective Date will be, duly and validly issued and outstanding, fully paid and non-assessable, and (iii) will be held at the time of the Closing by the persons and in the amounts set forth in the records of the transfer agent.  The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any shares of Acquiring Fund Common
Stock, nor is there outstanding any security convertible into, or exchangeable for, any shares of Acquiring Fund Common Stock.
      (p)	The Acquiring Fund is authorized to issue 100,000,000
shares of capital stock, par value $0.001 per share, all of
which shares are classified as Common Stock (the "Acquiring Fund Common Stock"); each outstanding share of which is fully paid, non-assessable and has full voting rights.
      (q)	The offer and sale of the shares of Acquiring Fund
Common Stock to be issued pursuant to this Agreement will be in compliance with all applicable federal and state securities laws.
      (r)	At or prior to the Effective Date, the Acquiring Fund
will have obtained any and all regulatory, board and stockholder approvals necessary to issue the shares of Acquiring Fund Common
Stock to be issued pursuant to this Agreement.
      (s)	The books and records of the Acquiring Fund made
available to the Acquired Fund are substantially true and
correct and contain no material misstatements or omissions with respect to the operations of the Acquiring Fund.
      (t)	The Acquiring Fund Board has not adopted a resolution
electing to be subject to the Maryland Business Combination Act or the Maryland Control Share Acquisition Act.
      2.2	Representations and Warranties of the Acquired Fund.
The Acquired Fund represents and warrants to the Acquiring Fund that the statements contained in this paragraph 2.2 are correct and complete in all material respects as of the execution of this Agreement on the date hereof.  The Acquired Fund represents and warrants to, and agrees with, the Acquiring Fund that:
      (a)	The Acquired Fund is a corporation duly organized,
validly existing under the laws of the State of Maryland and is in good standing with the Department, and has the power to own all of its assets and to carry on its business as it is now
being conducted and to carry out this Agreement.
      (b)	The Acquired Fund is duly registered under the 1940
Act as a closed-end, non-diversified management investment
company (File No. 811-08092), and such registration has not been revoked or rescinded and is in full force and effect. The
Acquired Fund is qualified as a foreign corporation in every jurisdiction where required, except to the extent that failure to so qualify would not have a material adverse effect on the
Acquired Fund.
      (c)	No consent, approval, authorization or order of any
court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated herein, except (i) such as have been obtained or applied for under the
1933 Act, the 1934 Act and the 1940 Act, (ii) such as may be required by state securities laws and (iii) such as may be
required under Maryland law for the acceptance for record of the Articles of Merger by the Department.
      (d)	The Acquired Fund is not, and the execution, delivery
and performance of this Agreement by the Acquired Fund will not result, in violation of the laws of the State of Maryland or of the charter of the Acquired Fund (the "Acquired Fund Charter")
or the Bylaws, as amended (the "Acquired Fund Bylaws"), of the Acquired Fund, or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the
Acquired Fund is a party or by which it is bound, and the
execution, delivery and performance of this Agreement by the
Acquired Fund will not result in the acceleration of any
obligation, or the imposition of any penalty, under any
agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquired Fund is a party or by which it is bound.
      (e)	The Acquired Fund has been furnished with the
Acquiring Fund's (i) Annual Report to Stockholders for the year ended December 31, 2015 and (ii) Semi-Annual Report to
Stockholders for the six-month period ended June 30, 2016.
      (f)	The Acquiring Fund has been furnished with the
Acquired Fund's (i) Annual Report to Stockholders for the year ended December 31, 2015 and (ii) Semi-Annual Report to
Stockholders for the six-month period ended June 30, 2016.
      (g)	The Acquired Fund has full power and authority to
enter into and perform its obligations under this Agreement.
The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of the Acquired
Fund Board, and, subject to stockholder approval, this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto.
      (h)	No material litigation or administrative proceeding or
investigation of or before any court or governmental body is presently pending (in which service of process has been
received) or to its knowledge threatened against the Acquired
Fund or any properties or assets held by it.  The Acquired Fund knows of no facts that might form the basis for the institution of such proceedings which would materially and adversely affect its business and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.
      (i)	There are no material contracts outstanding to which
the Acquired Fund is a party that have not been disclosed in the Registration Statement or will not be otherwise disclosed to the Acquiring Fund prior to the Effective Date.
      (j)	Since June 30, 2016, there has not been any material
adverse change in the Acquired Fund's financial condition,
assets, liabilities or business and the Acquired Fund has no known liabilities of a material amount, contingent or otherwise, required to be disclosed in a balance sheet in accordance with
GAAP other than those shown on the Acquired Fund's statements of assets, liabilities and capital referred to above, those incurred in the ordinary course of its business as an investment company since June 30, 2016, and those incurred in connection with the Merger.  Prior to the Effective Date, the Acquired Fund
will advise the Acquiring Fund in writing of all known
liabilities, contingent or otherwise, whether or not incurred in the ordinary course of business, existing or accrued.  For
purposes of this paragraph 2.2(j), a decline in net asset value per share of the Acquired Fund due to declines in market values of securities in the Acquired Fund's portfolio or the discharge of the Acquired Fund liabilities will not constitute a material adverse change.
      (k)	All material federal and other tax returns and
information reports of the Acquired Fund required by law to have been filed shall have been timely filed (including any
extensions) and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and, to the best of the Acquired Fund's knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns.  All tax liabilities of the Acquired
Fund have been adequately provided for on its books, and no tax deficiency or liability of the Acquired Fund has been asserted and no question with respect thereto has been raised by the
Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, up to and including the taxable year in which the Effective Date occurs.
      (l)	The Acquired Fund has elected to be treated as a RIC
for U.S. federal income tax purposes and for each taxable year of its operation, the Acquired Fund has met the requirements of Subchapter M of the Code for qualification as a RIC and has been eligible to and has computed its federal income tax under
Section 852 of the Code. The Acquired Fund intends to continue to meet such requirements and to so compute its federal income tax for the taxable year ending on the Effective Date.
      (m)	The Acquired Fund has not taken any action and does
not know of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a
reorganization within the meaning of Section 368(a) of the Code.
      (n)	The Registration Statement, on the effective date of
the Registration Statement, at the time of the stockholders'
meetings referred to in Article 4 of this Agreement and at the Effective Date, insofar as it relates to the Acquired Fund (i)
shall have complied or will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or
necessary to make the statements therein not misleading; and the prospectus included therein did not or will not contain any untrue statement of a material fact or omit to state any
material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this paragraph 2.2(n) shall only apply to statements in, or
omissions from, the Registration Statement made in reliance upon and in conformity with information furnished by the Acquiring
Fund for use in the Registration Statement.
      (o)	All issued and outstanding shares of Acquired Fund
Common Stock (i) have been offered and sold in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws, (ii) are, and on the
Effective Date will be, duly and validly issued and outstanding, fully paid and non-assessable, and (iii) will be held at the time of the Closing by the persons and in the amounts set forth in the records of the transfer agent as provided in paragraph
4.7. The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any shares of Acquired Fund Common Stock, nor is there outstanding any
security convertible into, or exchangeable for, any shares of
Acquired Fund Common Stock.
      (p)	The books and records of the Acquired Fund made
available to the Acquiring Fund are substantially true and
correct and contain no material misstatements or omissions with respect to the operations of the Acquired Fund.
      (q)	The Acquired Fund Board has not adopted a resolution
electing to be subject to the Maryland Business Combination Act or the Maryland Control Share Acquisition Act.
      (r)	At or prior to the Effective Date, the Acquired Fund
will have obtained any and all regulatory, board and stockholder approvals necessary to enter into and consummate the transactions contemplated by this Agreement.

      3.	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
ACQUIRED FUND
      3.1	Conversion of Acquired Fund Common Stock.
      (a)	Conversion.  Subject to the requisite approval of the
stockholders of the Acquired Fund and the Acquiring Fund, and
the other terms and conditions contained herein, on the
Effective Date, each share of Acquired Fund Common Stock will be converted into an equivalent dollar amount (to the nearest one one-hundredth of one cent) of full shares of Acquiring Fund
Common Stock, computed based on the net asset value per share of each of the parties at the Valuation Time (the "Common Stock Consideration"). No fractional shares of Acquiring Fund Common
Stock will be issued to the holders of Acquired Fund Common
Stock.  In lieu thereof, the Acquiring Fund will purchase all fractional shares of Acquiring Fund Common Stock for cash at the current net asset value per share of Acquiring Fund Common Stock for the account of all holders of fractional interests, and each such holder will receive such holder's pro rata share of the proceeds of such purchase (the "Common Cash Consideration" and, together with Common Stock Consideration, the "Merger
Consideration").
      (b)	Computation of Net Asset Value.  The net asset value
per share of the Acquired Fund Common Stock and the Acquiring
Fund Common Stock shall be determined as of the Valuation Time, and no formula will be used to adjust the net asset value per share so determined of either of the parties' common stock to take into account differences in realized and unrealized gains and losses. The value of the assets of the Acquired Fund to be transferred to the Acquiring Fund shall be determined by the
Acquiring Fund pursuant to the principles and procedures
consistently utilized by the Acquiring Fund in valuing its own assets and determining its own liabilities for purposes of the
Merger, which principles and procedures are substantially
similar to those employed by the Acquired Fund when valuing its own assets and determining its own liabilities.  Such valuation and determination shall be made by the Acquiring Fund in
cooperation with the Acquired Fund and shall be confirmed in writing by the Acquiring Fund to the Acquired Fund.  The net asset value per share of Acquiring Fund Common Stock shall be determined in accordance with such procedures, and the Acquiring
Fund shall certify the computations involved.
      (c)	Cancellation of Acquired Fund Common Stock.  On the
Effective Date, all shares of the Acquired Fund Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and the holders of certificates (the
"Common Certificates") or book entry shares ("Common Book-Entry
Shares") which, immediately prior to the Effective Date,
represented such shares of the Acquired Fund Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Common Certificates or Common Book-Entry Shares in accordance with paragraph 3.2, the Merger Consideration.
      3.2	Surrender of Shares.
      (a)	Paying Agent.  Prior to the Effective Date, the
Acquiring Fund shall designate Computershare Trust Company, N.A.
as paying agent for the payment of the Merger Consideration (the
"Paying Agent") as provided in this Article 3.  At or prior to the Closing, the Acquiring Fund shall deposit (or cause to be deposited) with the Paying Agent, for the benefit of the holders of Certificates or Book-Entry Shares, cash in an amount
sufficient to make all payments of Common Cash Consideration pursuant to paragraph 3.1(a) (the "Cash Consideration").  Such funds may be invested by the Paying Agent as directed by the
Acquiring Fund; provided that (a) no such investment or losses thereon shall affect the Cash Consideration payable to the
holders of Acquired Fund Common Stock, and following any losses, the Acquiring Fund shall promptly deposit (or cause to be
deposited) additional funds to the Paying Agent for the benefit of the stockholders of the Acquired Fund in the amount of any such losses and (b) such investments shall be in short-term
obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of
America and backed by the full faith and credit of the United
States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard
& Poor's Corporation, respectively.  Any interest or income
produced by such investments will be payable to the Acquiring
Fund, as the Acquiring Fund directs.
      (b)	Payment Procedures.
            (i)	Each holder of Common Certificates or Common
Book-Entry Shares shall be entitled to receive in exchange
therefor (i) Common Stock Consideration in the form of separate certificates or share deposit receipts for Acquiring Fund Common
Stock and (ii) cash in an amount equal to the Common Cash
Consideration, for each share formerly represented by such
Common Certificate or Common Book-Entry Shares (less any
required withholding taxes) and such Common Certificate or
Common Book-Entry Shares shall then be cancelled.  No interest shall be paid or accrued for the benefit of holders of the
Common Certificates or Common Book-Entry Shares on the Common
Cash Consideration.
            (ii)	If payment of the Merger Consideration is to be
made to a person other than the person in whose name the
surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that the Certificate or Book-
Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger
Consideration, as applicable, to a person other than the
registered holder of the Certificate or Book-Entry Share
surrendered or shall have established to the satisfaction of the Acquiring Fund that such tax either has been paid or is not applicable.
            (iii)	Until surrendered as contemplated by, and in
accordance with, this paragraph 3.2, each Certificate and each
Book-Entry Share shall be deemed at any time after the Effective
Date to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this
paragraph 3.
            (iv)	At any time following the date that is six months
after the Effective Date, the Acquiring Fund shall be entitled to require the Paying Agent to deliver to it any funds
(including any interest received with respect thereto) which have been deposited with the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to the
Acquiring Fund (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable (without interest) upon due surrender of their Certificates or Book-Entry Shares.  The
Acquiring Fund shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of
Acquired Fund Common Stock for Merger Consideration.  None of
the Acquiring Fund, the Acquired Fund or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  Any Cash Consideration remaining
unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by
applicable law, become the property of the Acquiring Fund free and clear of any claims or interests of any person previously entitled thereto.  All cash paid in accordance with the terms of this Article 3 in respect of Certificates or Book-Entry Shares that have been surrendered in accordance with the terms of this
Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Acquired Fund Common
Stock represented thereby.
            (v)	After the Effective Date, the stock transfer
books of the Acquired Fund shall be closed and thereafter there shall be no further registration of transfers of Acquired Fund
Common Stock that were outstanding prior to the Effective Date.
After the Effective Date, Certificates or Book-Entry Shares
presented to the Paying Agent for transfer shall be canceled and exchanged for the Merger Consideration, as applicable, provided for, and in accordance with the procedures set forth in, this
Article 3.
      3.3	Withholding Taxes.  The Acquiring Fund or the Paying
Agent will be entitled to deduct and withhold from amounts
otherwise payable pursuant to this Agreement to any holder of shares of Acquired Fund Common Stock such amounts as the
Acquiring Fund or the Paying Agent shall determine in good faith are required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign tax law.  Any amounts so deducted and withheld will be timely paid to the applicable tax authority and will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Acquired Fund Common Stock  in respect of which such deduction and withholding was made.
      3.4	Lost, Stolen or Destroyed Certificates.  In the event
any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Acquiring Fund, the posting by such person of a bond in
customary amount and upon such terms as the Acquiring Fund may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying
Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, as applicable, pursuant to this Agreement.
      4.	COVENANTS
      4.1	Operations in the Normal Course.  Each party covenants
to operate its business in the ordinary course between the date hereof and the Effective Date, it being understood that such ordinary course of business will include (i) the declaration and payment of customary dividends and other distributions and (ii)
in the case of the Acquired Fund, preparing for its
deregistration, except that the distribution of dividends
pursuant to paragraph 6.6 of this Agreement shall not be deemed to constitute a breach of the provisions of this paragraph 4.1.
      4.2	Stockholders' Meetings.
      (a)	The Acquired Fund and the Acquiring Fund shall hold a
meeting of its respective stockholders for the purpose of
considering the Merger as described herein, which meeting has been called for December 12, 2016, and any adjournments or
postponements thereof.
      (b)	The Acquired Fund and the Acquiring Fund mailed to
each of its respective stockholders of record entitled to vote at the meeting of stockholders at which action is to be
considered regarding the Merger, in sufficient time to comply with requirements as to notice thereof, a combined Proxy
Statement and Prospectus which complies in all material respects with the applicable provisions of Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and
regulations, respectively, thereunder.
      4.3	Articles of Merger.  The parties agree that, as soon
as practicable after satisfaction of all conditions to the
Merger, they will jointly file executed Articles of Merger with the Department and make all other filings or recordings required by Maryland law in connection with the Merger.
      4.4	Regulatory Filings.
      (a)	The Acquired Fund undertakes that, if the Merger is
consummated, it will file, or cause its agents to file, an
application pursuant to Section 8(f) of the 1940 Act for an
order declaring that the Acquired Fund has ceased to be a
registered investment company.
      (b)	The Acquiring Fund has filed the Registration
Statement with the SEC, which has become effective.  The
Acquired Fund agrees to cooperate fully with the Acquiring Fund, and has furnished to the Acquiring Fund the information relating to itself to be set forth in the Registration Statement as
required by the 1933 Act, the 1934 Act, the 1940 Act, and the
rules and regulations thereunder and the state securities or blue sky laws.
      4.5	Preservation of Assets.  The Acquiring Fund agrees
that it has no plan or intention to sell or otherwise dispose of the assets of the Acquired Fund to be acquired in the Merger, except for dispositions made in the ordinary course of business.
      4.6	Tax Matters.  Each of the parties agrees that by the
Effective Date all of its federal and other tax returns and
reports required to be filed on or before such date shall have been filed and all taxes shown as due on said returns either have been paid or adequate liability reserves have been provided for the payment of such taxes.  In connection with this
covenant, the parties agree to cooperate with each other in
filing any tax return, amended return or claim for refund,
determining a liability for taxes or a right to a refund of
taxes or participating in or conducting any audit or other
proceeding in respect of taxes.  The Acquiring Fund agrees to retain for a period of ten (10) years following the Effective
Date all returns, schedules and work papers and all material records or other documents relating to tax matters of the
Acquired Fund for its final taxable year and for all prior
taxable periods.  Any information obtained under this paragraph
4.6 shall be kept confidential except as otherwise may be
necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding. After the Effective Date, the Acquiring Fund shall prepare, or cause its agents to prepare, any federal, state or local tax returns,
including any Forms 1099, required to be filed and provided to required persons by the Acquired Fund with respect to its final taxable year ending with the Effective Date and for any prior periods or taxable years for which the due date for such return has not passed as of the Effective Date and further shall cause such tax returns and Forms 1099 to be duly filed with the
appropriate taxing authorities and provided to required persons. Notwithstanding the aforementioned provisions of this paragraph
4.6, any expenses incurred by the Acquiring Fund (other than for payment of taxes) in excess of any accrual for such expenses by the Acquired Fund in connection with the preparation and filing of said tax returns and Forms 1099 after the Effective Date
shall be borne by the Acquiring Fund.
      4.7	Stockholder List.  Prior to the Effective Date, the
Acquired Fund shall have made arrangements with its transfer agent to deliver to the Acquiring Fund a list of the names and addresses of all of the holders of record of Acquired Fund
Common Stock on the Effective Date and the respective number of shares of Acquired Fund Common Stock owned by each such
stockholder, certified by the Acquired Fund's transfer agent or
President to the best of their knowledge and belief.  The
Acquiring Fund and the Acquired Fund will (i) use all reasonable best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code and (ii) shall execute and
deliver officer's certificates containing appropriate
representations at such time or times as may be reasonably
requested by counsel, including the effective date of the
Registration Statement and the Closing Date, for purposes of rendering opinions with respect to the tax treatment of the
Merger.
      4.8	Delisting, Termination of Registration as an
Investment Company.  The Acquired Fund agrees that the (i)
delisting of the shares of the Acquired Fund with the NYSE and
(ii) termination of its registration as an investment company will be effected in accordance with applicable law as soon as practicable following the Effective Date.
      5.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE
ACQUIRED FUND
      The obligations of the Acquired Fund to consummate the
transactions provided for herein shall be subject, at the
Acquired Fund's election, to the following conditions:
      5.1	Certificates and Statements by the Acquiring Fund.
      (a)	The Acquiring Fund shall have furnished a statement of
assets, liabilities and capital, together with a schedule of investments with their respective dates of acquisition and tax costs, certified on its behalf by its President (or any Vice
President) and its Principal Financial Officer (or Treasurer),
and a certificate executed by both such officers, dated the
Effective Date, certifying that there has been no material
adverse change in its financial position since June 30, 2016, other than changes in its portfolio securities since that date or changes in the market value of its portfolio securities.
      (b)	The Acquiring Fund shall have furnished to the
Acquired Fund a certificate signed by its President (or any Vice President), dated the Effective Date, certifying that as of the
Effective Date, all representations and warranties made by the
Acquiring Fund in this Agreement are true and correct in all material respects as if made at and as of such date and the
Acquiring Fund has complied with all of the agreements and
satisfied all of the conditions on its part to be performed or satisfied at or prior to such dates.
      5.2	Absence of Litigation.  There shall be no material
litigation pending with respect to the matters contemplated by this Agreement.
      5.3	Legal Opinion.  The Acquired Fund shall have received
an opinion of Simpson Thacher & Bartlett LLP, as counsel to the
Acquiring Fund, in form and substance reasonably satisfactory to the Acquired Fund and dated the Effective Date, to the effect that:
            (i)	the Acquiring Fund is a corporation duly
organized, validly existing under the law of the State of
Maryland and in good standing with the Department;
            (ii)	the Acquiring Fund has the corporate power to
carry on its business as a closed-end investment company
registered under the 1940 Act;
            (iii)	the Agreement has been duly authorized,
executed and delivered by the Acquiring Fund, and, assuming due authorization, execution and delivery of the Agreement by the
Acquired Fund, constitutes a valid and legally binding
obligation of the Acquiring Fund enforceable in accordance with its terms, except as enforceability may be limited by
bankruptcy, insolvency, reorganization or other similar laws pertaining to the enforcement of creditors' rights generally and by equitable principles;
            (iv)	to such counsel's knowledge, no consent,
approval, authorization or order of any United States federal or
Maryland or New York state court or governmental authority is required for the consummation by the Acquiring Fund of the
Merger, except that it is understood that no opinion is
expressed in this paragraph (iv) with respect to federal or
state securities laws or any rule or regulation promulgated
under federal or state securities laws;
            (v)	the Registration Statement has become effective
under the 1933 Act and the Proxy Statement and Prospectus was
filed on September 26, 2016 pursuant to Rule 497(c) of the rules and regulations of the SEC under the 1933 Act and, to such
counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued or proceeding for that purpose has been instituted or threatened by the SEC; and
            (vi)	the execution and delivery of this Agreement does
not, and the consummation of the Merger will not, violate any material provision of the Acquiring Fund Charter, the Acquiring
Fund Bylaws, as amended, or any agreement set forth in a
schedule to the opinion, which the Acquiring Fund has advised such counsel are all material contracts to which the Acquiring
Fund is a party or by which the Acquiring Fund is bound, except insofar as the parties have agreed to amend such provision as a condition precedent to the Merger.
In giving the opinion set forth above, Simpson Thacher &
Bartlett LLP may state that it is relying on certificates of officers of the Acquiring Fund with regard to matters of fact and certain certificates and written statements of governmental officials with respect to the good standing of the Acquiring
Fund and on the opinion of Morrison & Foerster LLP as to matters of Maryland law.
      5.4	Regulatory Orders.  The Acquiring Fund shall have
received from any relevant state securities administrator such order or orders as are reasonably necessary or desirable under the 1933 Act, the 1934 Act, the 1940 Act, and any applicable state securities or blue sky laws in connection with the
transactions contemplated hereby, and that all such orders shall be in full force and effect.
      5.5	Satisfaction of the Acquired Fund.  All proceedings
taken by the Acquiring Fund and its counsel in connection with the Merger and all documents incidental thereto shall be
satisfactory in form and substance to the Acquired Fund.
      6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING
FUND
      The obligations of the Acquiring Fund to consummate the transactions provided for herein shall be subject, at the
Acquiring Fund's election, to the following conditions:
      6.1	Certificates and Statements by the Acquired Fund.
      (a)	The Acquired Fund shall have furnished a statement of
assets, liabilities and capital, together with a schedule of investments with their respective dates of acquisition and tax costs, certified on its behalf by its President (or any Vice
President) and its Principal Financial Officer (or Treasurer),
and a certificate executed by both such officers, dated the
Effective Date, certifying that there has been no material
adverse change in its financial position since June 30, 2016, other than changes in its portfolio securities since that date or changes in the market value of its portfolio securities.
      (b)	The Acquired Fund shall have furnished to the
Acquiring Fund a certificate signed by its President (or any
Vice President), dated the Effective Date, certifying that as of the Effective Dates, all representations and warranties made by the Acquired Fund in this Agreement are true and correct in all material respects as if made at and as of such date and that the
Acquired Fund has complied with all of the agreements and
satisfied all of the conditions on its part to be performed or satisfied at or prior to such date.
      6.2	Absence of Litigation.  There shall be no material
litigation pending with respect to the matters contemplated by this Agreement.
      6.3	Legal Opinion.  The Acquiring Fund shall have received
an opinion of Simpson Thacher & Bartlett LLP, as counsel to the
Acquired Fund, in form and substance reasonably satisfactory to the Acquiring Fund and dated the Effective Date, to the effect that:
            (i)	the Acquired Fund is a corporation duly
organized, validly existing under the law of the State of
Maryland and in good standing with the Department;
            (ii)	the Acquired Fund has the corporate power to
carry on its business as a closed-end investment company
registered under the 1940 Act;
            (iii)	the Agreement has been duly authorized,
executed and delivered by the Acquired Fund, and, assuming due authorization, execution and delivery of the Agreement by the
Acquiring Fund, constitutes a valid and legally binding
obligation of the Acquired Fund enforceable in accordance with its terms, except as enforceability may be limited by
bankruptcy, insolvency, reorganization or other similar laws pertaining to the enforcement of creditors' rights generally and by equitable principles;
            (iv)	to such counsel's knowledge, no consent,
approval, authorization or order of any United States federal or
Maryland or New York state court or governmental authority is required for the consummation by the Acquired Fund of the
Merger, except that it is understood that no opinion is
expressed in this paragraph (iv) with respect to federal or
state securities laws or any rule or regulation promulgated
under federal or state securities laws; and
            (v)	the execution and delivery of this Agreement does
not, and the consummation of the Merger will not, violate any material provision of the Acquired Fund Charter, the Acquired
Fund Bylaws, as amended, or any agreement set forth in a
schedule to the opinion, which the Acquired Fund has advised such counsel are all material contracts to which the Acquired
Fund is a party or by which it is bound, except insofar as the parties have agreed to amend such provision as a condition
precedent to the Merger
In giving the opinion set forth above, Simpson Thacher &
Bartlett LLP may state that it is relying on certificates of officers of the Acquired Fund with regard to matters of fact and certain certificates and written statements of governmental
officials with respect to the good standing of the Acquired Fund and on the opinion of Morrison & Foerster LLP, as to matters of
Maryland law.
      6.4	Satisfaction of the Acquiring Fund.  All proceedings
taken by the Acquired Fund and its counsel in connection with the Merger and all documents incidental thereto shall be
satisfactory in form and substance to the Acquiring Fund.
      6.5	Dividends.  Prior to the Effective Date, the Acquired
Fund shall have declared and paid a dividend or dividends which, together with all such previous dividends, shall have the effect of distributing to its stockholders substantially all of its net investment income that has accrued through the Effective Date, if any, and substantially all of its net capital gain, if any, realized through the Effective Date.
      6.6	Custodian's Certificate.  The Acquired Fund's
custodian shall have delivered to the Acquiring Fund a
certificate identifying all of the assets of the Acquired Fund held or maintained by such custodian as of the Valuation Time.
      6.7	Books and Records.  The Acquired Fund's transfer agent
shall have provided to the Acquiring Fund (i) the originals or true copies of all of the records of the Acquired Fund in the possession of such transfer agent as of the Effective Date, (ii)
a certificate setting forth the number of shares of Acquired
Fund Common Stock outstanding as of the Valuation Time, and
(iii) the name and address of each holder of record of any
shares and the number of shares held of record by each such
stockholder.
      7.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF
ACQUIRING FUND AND ACQUIRED FUND
      If any of the conditions set forth below have not been
satisfied on or before the Closing Date with respect to the
Acquired Fund or the Acquiring Fund, the other party to this
Agreement shall be entitled, at its option, to refuse to
consummate the transactions contemplated by this Agreement:
      7.1	Approval of Merger.  The Merger shall have been
approved by the affirmative vote of a majority of the
outstanding shares of Acquired Fund Common Stock and Acquiring
Fund Common Stock; the Acquiring Fund shall have delivered to the Acquired Fund a copy of the resolutions approving this
Agreement pursuant to this Agreement adopted by the Acquiring
Fund Board, certified by its secretary; and the Acquired Fund shall have delivered to the Acquiring Fund a copy of the
resolutions approving this Agreement adopted by the Acquired
Fund Board and the Acquiring Fund's stockholders, certified by its secretary.
      7.2	Regulatory Filings.
      (a)	The SEC shall not have issued an unfavorable advisory
report under Section 25(b) of the 1940 Act, nor instituted or threatened to institute any proceeding seeking to enjoin
consummation of the Merger under Section 25(c) of the 1940 Act;
no other legal, administrative or other proceeding shall be
instituted or threatened which would materially affect the
financial condition of the Acquired Fund or would prohibit the
Merger.
      (b)	On the Closing Date, no court or governmental agency
of competent jurisdiction shall have issued any order that
remains in effect and that restrains or enjoins the Acquired
Fund or the Acquiring Fund from completing the transactions
contemplated by this Agreement.
      7.3	Consents.  All consents of other parties and all other
consents, orders and permits of federal, state and local
regulatory authorities deemed necessary by the Acquiring Fund or the Acquired Fund to permit consummation, in all material
respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the
Acquired Fund, provided that either party hereto may for itself waive any of such conditions.
      7.4	Registration Statement.  The Registration Statement
shall have become effective under the 1933 Act and no stop
orders suspending the effectiveness thereof shall have been
issued and, to the best knowledge of the parties hereto, no
investigation or proceeding for that purpose shall have been instituted or be pending.
      7.5	Tax Opinion.  The parties shall have received the
opinion of Simpson Thacher & Bartlett LLP, dated the Closing
Date, substantially to the effect that, based upon certain
facts, assumptions and representations made by the Acquired
Fund, the Acquiring Fund and their respective authorized
officers:
            (i)	the Merger as provided in this Agreement will
constitute a reorganization within the meaning of Section
368(a)(1) of the Code and that the Acquiring Fund and the
Acquired Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;
            (ii)	except for consequences regularly attributable to
a termination of the Acquired Fund's taxable year, no gain or loss will be recognized by the Acquired Fund as a result of the
Merger or upon the conversion of shares of Acquired Fund Common
Stock into shares of Acquiring Fund Common Stock;
            (iii)	no gain or loss will be recognized by the
Acquiring Fund as a result of the Merger or upon the conversion of shares of Acquired Fund Common Stock into shares of Acquiring
Fund Common Stock;
            (iv)	no gain or loss will be recognized by the holders
of the Acquired Fund Common Stock upon the conversion of their shares of Acquired Fund Common Stock into shares of Acquiring
Fund Common Stock, except to the extent such holders are paid cash in lieu of fractional shares of Acquiring Fund Common Stock in the Merger;
            (v)	the tax basis of the Acquired Fund assets in the
hands of the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the consummation of the Merger;
            (vi)	immediately after the Merger, the aggregate tax
basis of the Acquiring Fund Common Stock received by each holder of Acquired Fund Common Stock in the Merger (including that of fractional share interests purchased by the Acquiring Fund) will be equal to the aggregate tax basis of the shares of Acquired
Fund Common Stock owned by such stockholder immediately prior to the Merger;
            (vii)	a stockholder's holding period for Acquiring
Fund Common Stock (including that of fractional share interests purchased by the Acquiring Fund) will be determined by including the period for which he or she held shares of Acquired Fund
Common Stock converted pursuant to the Merger, provided that such shares of Acquired Fund Common Stock were held as capital assets;
            (viii)	the Acquiring Fund's holding period with
respect to the Acquired Fund's assets transferred pursuant to the Merger will include the period for which such assets were held by the Acquired Fund; and
            (ix)	the payment of cash to the holders of Acquired
Fund Common Stock in lieu of fractional shares of Acquiring Fund
Common Stock will be treated as though such fractional shares were distributed as part of the Merger and then redeemed by the
Acquiring Fund, with the result that the holder of Acquired Fund
Common Stock will generally have a capital gain or loss to the extent the cash distribution differs from such stockholder's basis allocable to the fractional shares of Acquiring Fund
Common Stock (assuming such Acquired Fund Common Stock was held as a capital asset).
The delivery of such opinion is conditioned upon the receipt by
Simpson Thacher & Bartlett LLP of representations it shall
request of the Acquiring Fund and the Acquired Fund.
Notwithstanding anything herein to the contrary, neither the
Acquiring Fund nor the Acquired Fund may waive the condition set forth in this paragraph 7.5.
      7.6	Assets and Liabilities.  The assets and liabilities of
the Acquired Fund to be transferred to the Acquiring Fund shall not include any assets or liabilities which the Acquiring Fund, by reason of limitations in its Registration Statement or the
Acquiring Fund Charter, may not properly acquire or assume. The Acquiring Fund does not anticipate that there will be any such assets or liabilities but the Acquiring Fund will notify the
Acquired Fund if any do exist and will reimburse the Acquired
Fund for any reasonable transaction costs incurred by the
Acquired Fund for the liquidation of such assets and
liabilities.
      8.	INDEMNIFICATION
      8.1	The Acquiring Fund.  The Acquiring Fund, out of its
assets and property, agrees to indemnify and hold harmless the
Acquired Fund and the members of the Acquired Fund Board and its officers from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of
investigation) to which the Acquired Fund and those board
members and officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on (a) any breach by the
Acquiring Fund of any of its representations, warranties,
covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially
misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Acquiring Fund or the members of the Acquiring Fund Board or its officers prior to the
Closing Date, provided that such indemnification by the
Acquiring Fund is not (i) in violation of any applicable law or
(ii) otherwise prohibited as a result of any applicable order or decree issued by any governing regulatory authority or court of competent jurisdiction.
      8.2	The Acquired Fund.  The Acquired Fund, out of its
assets and property, agrees to indemnify and hold harmless the
Acquiring Fund and the members of the Acquiring Fund Board and its officers from and against any and all losses, claims,
damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquiring Fund and those board members and officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on (a) any breach by the
Acquired Fund of any of its representations, warranties,
covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially
misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Acquired Fund or the members of the Acquired Fund Board or its officers prior to the
Closing Date, provided that such indemnification by the Acquired
Fund is not (i) in violation of any applicable law or (ii)
otherwise prohibited as a result of any applicable order or
decree issued by any governing regulatory authority or court of competent jurisdiction.
      9.	BROKER FEES AND EXPENSES
      9.1	No Broker Fees.  The Acquiring Fund and the Acquired
Fund represent and warrant to each other that there are no
brokers or finders entitled to receive any payments in
connection with the transactions provided for herein.
      9.2	Payment of Expenses.  The costs of the Merger,
including the costs of preparing, printing, assembling and
mailing material in connection with this solicitation of proxies are estimated to be approximately $246,000 for the Acquired Fund and $525,000 for the Acquiring Fund.  Each of the Acquired Fund
and the Acquiring Fund will bear 75% of these costs
(approximately $184,000 for the Acquired Fund and $393,000 for
the Acquiring Fund) and Legg Mason Partners Fund Adviser, LLC,
or an affiliate thereof, will bear 25% of these costs
(approximately $61,000 for the Acquired Fund and $131,000 for the Acquiring Fund) whether or not the Mergers are consummated.
Such expenses shall include, but not be limited to, all costs related to the preparation and distribution of the Registration Statement, proxy solicitation expenses, SEC registration fees, and NYSE listing fees.  Neither of the Acquiring Fund and the
Acquired Fund owes any broker's or finder's fees in connection with the transactions provided for herein.
      10.	COOPERATION FOLLOWING EFFECTIVE DATE
      In case at any time after the Effective Date any further
action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, all at the sole cost and expense of the requesting party (unless the
requesting party is entitled to indemnification as described below).  The Acquired Fund acknowledges and agrees that from and after the Effective Date, the Acquiring Fund shall be entitled to possession of all documents, books, records, agreements and financial data of any sort pertaining to the Acquired Fund.
      11.	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES
      11.1	Entire Agreement.  The Acquiring Fund and the Acquired
Fund agree that neither party has made any representation,
warranty or covenant not set forth herein and that this
Agreement constitutes the entire agreement between the parties.
      11.2	Survival of Warranties.  The covenants to be performed
after the Closing by both the Acquiring Fund and the Acquired
Fund, and the obligations of the Acquiring Fund in Article 8, shall survive the Closing.  All other representations,
warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions
contemplated hereunder and shall terminate on the Closing.
      12.	TERMINATION AND WAIVERS
      12.1	Termination.  This Agreement may be terminated and the
transactions contemplated hereby may be abandoned at any time prior to the Closing Date by resolution of either the Acquiring
Fund Board or the Acquired Fund Board, if circumstances should develop that, in the opinion of that board, make proceeding with the Agreement inadvisable with respect to the Acquiring Fund or the Acquired Fund, respectively.  Any such termination
resolution to be effective shall be promptly communicated to the other party and, in any event, prior to the Closing Date.  In the event of termination of this Agreement pursuant to the
provisions hereof, the Agreement shall become void and have no further effect, and there shall not be any liability hereunder on the part of either of the parties or their respective board members or officers, except for any such material breach or
intentional misrepresentation, as to each of which all remedies at law or in equity of the party adversely affected shall
survive.
      12.2	Waiver.  At any time prior to the Effective Date, any
of the terms or conditions of this Agreement may be waived by either the Acquired Fund Board or the Acquiring Fund Board
(whichever is entitled to the benefit thereof), if, in the
judgment of such board after consultation with its counsel, such action or waiver will not have a material adverse effect on the benefits intended in this Agreement to the stockholders of their respective fund, on behalf of which such action is taken.
      13.	TRANSFER RESTRICTION
      Pursuant to Rule 145 under the 1933 Act, and in connection with the issuance of any shares to any person who at the time of the Merger is, to its knowledge, an affiliate of a party to the
Merger pursuant to Rule 145(c), the Acquiring Fund will cause to be affixed upon the certificate(s) issued to such person (if any) a legend as follows:
      THESE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER
THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OTHERWISE
TRANSFERRED EXCEPT TO WESTERN ASSET EMERGING MARKETS DEBT FUND
INC. (OR ITS STATUTORY SUCCESSOR) UNLESS (I) A REGISTRATION
STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES
ACT OF 1933 OR (II) IN THE OPINION OF COUNSEL REASONABLY
SATISFACTORY TO THE FUND, SUCH REGISTRATION IS NOT REQUIRED.
and, further, that stop transfer instructions will be issued to the Acquiring Fund's transfer agent with respect to such shares.
The Acquired Fund will provide the Acquiring Fund on the
Effective Date with the name of any Acquired Fund Stockholder who is to the knowledge of the Acquired Fund an affiliate of it on such date.
      14.	MATERIAL PROVISIONS
      All covenants, agreements, representations and warranties
made under this Agreement and any certificates delivered
pursuant to this Agreement shall be deemed to have been material and relied upon by each of the parties, notwithstanding any
investigation made by them or on their behalf.
      15.	AMENDMENTS
      This Agreement may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by the
authorized officers of the Acquired Fund and the Acquiring Fund; provided, however, that following the meeting of the Acquired
Fund stockholders called by the Acquired Fund pursuant to
paragraph 4.2 of this Agreement, no such amendment may have the effect of changing the provisions for determining the number of shares of Acquiring Fund Common Stock to be issued to the
holders of Acquired Fund Common Stock under this Agreement to the detriment of such stockholders without their further
approval.
      16.	NOTICES
      Any notice, report, statement or demand required or
permitted by any provisions of this Agreement shall be in
writing and shall be given by facsimile, electronic delivery
(i.e., e-mail), personal service or prepaid or certified mail addressed to the Acquiring Entity or the Acquired Entity, at its
address set forth in the preamble to this Agreement, in each case to the attention of its President.
      17.	ENFORCEABILITY; HEADINGS; COUNTERPARTS; GOVERNING LAW;
SEVERABILITY; ASSIGNMENT; LIMITATION OF LIABILITY
      17.1	Enforceability.  Any term or provision of this
Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
      17.2	Headings.  The Article headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      17.3	Counterparts.  This Agreement may be executed in any
number of counterparts, each of which shall be deemed an
original.
      17.4	Governing Law.  This Agreement shall be governed by
and construed and interpreted in accordance with the internal laws of the State of New York.
      17.5	Successors and Assigns.  This Agreement shall bind and
inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.



      IN WITNESS WHEREOF, each of the parties hereto has caused
this Agreement to be executed by its duly authorized officer.
WESTERN ASSET WORLDWIDE INCOME FUND
INC.
By:
	Name: Jane E. Trust
	Title:	President, Chairman and
Chief
		Executive Officer
WESTERN ASSET EMERGING MARKETS DEBT
FUND INC.
By:
	Name: Jane E. Trust
	Title:	President, Chairman and
Chief
		Executive Officer
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